LIMITED POWER OF ATTORNEY
Securities Law Compliance

 The undersigned, as an officer or director of Sonic Innovations, Inc., a Delaware corporation (the "Corporation"), hereby constitutes and appoints Stephen L. Wilson and Michael M. Halloran, and each of them, the undersigned's true and lawful attorney-in-fact and agent to complete and execute Forms 144, Forms 3, Forms 4 and Forms 5 and other forms as such attorney shall in his discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of Sonic Innovations, Inc.  The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

 This Limited Power of Attorney shall continue for so long as the undersigned shall be subject to the reporting requirements under Section 16 of the Securities Act of 1934, as amended or Rule 144 under the Securities Act of 1933, as amended, unless earlier terminated by the undersigned by written notice to the attorneys appointed hereby.

 This Limited Power of Attorney shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

 This Limited Power of Attorney is executed as of the date set forth below.

/s/  James M. Callahan
James M. Callahan

10/28/2004
Date